SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549



                          FORM 8-K


                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):   December 18, 1997



        CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XII
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   (Exact name of registrant as specified in its charter)





     Illinois              0-12433           36-3149589
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(State or other)         (Commission    (IRS Employer
 Jurisdiction of        File Number)     Identification No.)
 Organization




    900 N. Michigan Avenue, Chicago, Illinois  60611-1575
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           (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
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            NATIONAL CITY CENTER OFFICE BUILDING

                       CLEVELAND, OHIO
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.  On December 18, 1997,
Carlyle/National City Associates (the "Venture"), a joint venture between Carlyle Real Estate Limited Partnership - XII (the "Partnership") and Carlyle Real Estate Limited Partnership - XI ("Carlyle-XI"), an affiliated partnership sponsored by the Corporate General Partner of the Partnership, sold its interest in the land, building and related improvements of the National City Center Office Building (the "Property"), located in Cleveland, Ohio. The purchaser, BRE/City Center, LLC, a Delaware limited liability company, is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's-length negotiations. The Property is an approximate 786,400 square foot office building and, as of the date of sale, was approximately 90% occupied.

     The sale price of the land and improvements was $82,150,000 and cash proceeds received from the sale, net of closing costs and the $54,277,977 mortgage assumed by the purchaser, was approximately $26,370,000. The Property was classified as held for sale as of December 31, 1996 and therefore has not been subject to continued depreciation from such date for financial reporting purposes. The Venture expects to recognize a gain of approximately $20,000,000 and $57,000,000 for financial reporting and Federal income tax purposes in 1997, respectively, of which the Partnership's share is approximately $17,300,000 and $48,900,000, respectively. In addition, in connection with the sale of this property and as is customary in such transactions, the Venture agreed to certain representations, warranties and covenants with a stipulated survival period which expires December 17, 1998. Although it is not expected, the Venture and the Partnership may ultimately have some liability under such representations, warranties and covenants which are limited to actual damages and shall in no event exceed $2,000,000 in the aggregate.

     The terms of the Carlyle/National City Associates venture agreement generally provide that sale proceeds will be allocated or distributed as the case may be, 86.2745% to the Partnership and 13.7255% to Carlyle-XI.

     The Partnership Agreement provides that sale proceeds are to be allocated 99% to the Limited Partners and 1% to the General Partners until receipt by the Limited Partners of their initial contributed capital plus a return thereon. Thereafter, distributions of sale proceeds are to be allocated to the General Partners until the General Partners have received an amount equal to 3% of the gross sales prices of any properties sold, then the balance 85% to the Limited Partners and 15% to the General Partners. The Limited Partners shall receive 100% of such net sale proceeds until the Limited Partners have received cash distributions of sale or refinancing proceeds in an amount equal to the Limited Partners' aggregate initial capital investment in the Partnership. If upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Limited Partners have not received cash disbursements to satisfy these requirements, the General Partners will be required to return all or a portion of the 1% distribution of net sale or refinancing proceeds described above. As of December 31, 1997 the General Partners have received net sale or refinancing proceeds of approximately $260,000. The Limited Partners have not received and are not expected to receive cash distributions to satisfy the preference requirements described above. Therefore, the General Partners are waiving any right to receive distributions from this sale.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.
     (a)  Financial Statements.  Not applicable.
     (b)  Pro Forma Financial Information - Narrative.

     As a result of the sale of the Property by the Venture, beyond the date of sale there will be no further rental and other income, mortgage and other interest, property operating expenses, amortization of deferred expenses and venture partners' share of venture operations for the Venture in the consolidated financial statements of the Partnership, which for the Partnership's fiscal year ended December 31, 1996 were approximately, $14,675,000, $4,758,000, $6,691,000, $62,000 and ($81,000), respectively.
Rental and other income, mortgage and other interest, property operating expenses, amortization of deferred expenses and venture partners' share of venture operations were approximately, $10,724,000, $3,506,000, $4,156,000,
$49,000 and ($414,000), respectively, for the nine months ended September 30, 1997 in the consolidated financial statements of the Partnership. Also as a result of the Venture's sale of the Property, there are no further assets and liabilities related to the Venture in the Partnership's consolidated financial statements, which at September 30, 1997 consisted of cash and other current assets of approximately $6,133,000; land, buildings and improvements (net of accumulated depreciation) of approximately $59,472,000; accrued rents receivable of approximately $729,000; deferred expenses of approximately $294,000; current liabilities of approximately $3,052,000; long-term debt, less current portion, of approximately $53,331,000 and venture partner's equity in venture of approximately $1,042,000. The Partnership's future operations are expected to consist primarily of interest income and administrative expenses until the expiration of the aforementioned representations, warranties and covenants as the Property was the Partnership's last remaining investment.

     (c)  Exhibits.

     10.1 Purchase agreement and exhibits thereto between Carlyle/National City Associates, an Illinois general partnership, and BRE/City Center, LLC, a Delaware limited liability company, dated December 3, 1997.


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                         SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                        CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XII

                        BY:  JMB Realty Corporation
                             (Corporate General Partner)



                             By:  GAILEN J. HULL
                                  Senior Vice President
                                  Principal Accounting Officer













Dated:  January 2, 1997